EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation
April Corporation	Colorado
Arden Park Ventures, LLC	Florida
Beazer Allied Companies Holdings, Inc.	Delaware
Beazer Clarksburg, LLC	Maryland
Beazer Commercial Holdings, LLC	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Capital Trust I	Delaware
Beazer Homes Corp.	Tennessee
Beazer Homes Holdings Corp.	Delaware
Beazer Homes Indiana LLP	Indiana
Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Homes Investments, LLC	Delaware
Beazer Homes Michigan, LLC	Delaware
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, L.P.	Delaware
Beazer-Inspirada LLC	Delaware
Beazer Mortgage Corporation	Delaware
Beazer Pre-Owned Construction, LLC	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty, Inc.	New Jersey
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Sacramento, Inc.	Delaware
Beazer Realty Services, LLC	Delaware
Beazer Rental OpCo, LLC	Delaware
Beazer SPE, LLC	Georgia
Beazer/Squires Realty, Inc.	North Carolina
BH Building Products, LP	Delaware
BH Procurement Services, LLC	Delaware
Clarksburg Arora LLC	Maryland
Clarksburg Skylark, LLC	Maryland
Elysian Heights Potomia, LLC	Virginia
Dove Barrington Development LLC	Delaware
Homebuilders Title Services of Virginia, Inc.	Virginia
Homebuilders Title Services, Inc.	Delaware
Paragon Title, LLC	Indiana
Security Title Insurance Company	Vermont
The Ridings Development LLC	Delaware
Trinity Homes, LLC	Indiana
United Home Insurance Company, A Risk Retention Group	Vermont